Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2009 (May 20, 2009 as to Note 13) relating to the consolidated financial statements of OpenTable, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB No. 109, effective January 1, 2007) appearing in the Prospectus dated May 21, 2009 filed by OpenTable, Inc. (“Company”) pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-157034 on Form S-1.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

May 29, 2009